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                                                                   EXECUTED COPY

                               GUARANTY AGREEMENT



        THIS GUARANTY AGREEMENT (this "Agreement") is made as of this 19th day of June, 1998 by and between J.F. Lehman Equity Investors I, L.P., a Delaware limited partnership (the "Guarantor"), and Special Devices, Incorporated, a Delaware corporation (the "Seller").

                               W I T N E S S E T H:

        WHEREAS, to induce the Seller to enter into an Agreement and Plan of Merger, dated as of June 19, 1998 (the "Merger Agreement") with SDI Acquisition Corp., a Delaware corporation ("Acquisition"); and

        WHEREAS, the Guarantor or affiliates of the Guarantor (i) have negotiated the Merger Agreement with the Seller and (ii) own an equity interest in Acquisition.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Seller and the Guarantor hereby agree as follows:

        1. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees for the benefit of the Seller the full payment by Acquisition of any final judgment or settlement obtained against Acquisition, or any waiver or other agreement admitting liability signed by Acquisition, in either case relating to the failure of Acquisition to fully and faithfully perform each and all of its respective obligations (direct or contingent) to be performed pursuant to the Merger Agreement or the breach of any of its representations and warranties contained in the Merger Agreement, subject to all of the conditions and limitations set forth therein. It is expressly understood and agreed by the Seller that: (i) the damages recoverable against the Guarantor under this Guaranty Agreement shall be limited by, and shall not exceed, the sum of $15,000,000 in the aggregate, (ii) this is guaranty of collection and not a guaranty of payment and performance, and (iii) this Guaranty Agreement shall terminate upon the closing of the Merger pursuant to the Merger Agreement. It is expressly understood and agreed by the Guarantor that the obligations of the Guarantor hereunder shall not be discharged or otherwise affected by any bankruptcy, reorganization, dissolution or similar proceeding commenced by or against Acquisition.

        2. Organization and Good Standing of the Guarantor. The Guarantor represents and warrants that (i) it is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) it is qualified to do business and is in good standing in all jurisdictions where it is required to be qualified except for such failures to be so qualified as have not had, and would not be reasonably expected to have, a material adverse effect on (a) the financial condition of the Guarantor or (b) the Guarantor's ability to perform its obligations hereunder.

        3. Authority, Approvals and Consents. The Guarantor represents and warrants that (i) it has the power and authority to enter into, execute, deliver and perform this Agreement, (ii)


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the execution, delivery and performance of this Agreement have been duly authorized and approved and no other actions or proceedings on the part of the Guarantor are necessary to authorize and approve this Agreement, (iii) this Agreement has been duly executed and delivered by the Guarantor and constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, and (iv) the execution, delivery and performance of this Agreement by the Guarantor do not and will not:

        (a) contravene or otherwise violate any provisions of the certificate of formation or agreement of limited partnership of the Guarantor;

        (b) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination in respect of, any contract, agreement, commitment, understanding or arrangement of any kind to which the Guarantor is a party except for such conflicts, breaches, defaults, modifications, cancellations or terminations as have not had, and would not be reasonably expected to have, a material adverse effect on (y) the financial condition of the Guarantor or (z) the Guarantor's ability to perform its obligations hereunder;

        (c) violate or conflict with any statutes, laws, ordinances, codes, rules, regulations, standards, judgments, decrees, writs, rulings, injunctions, orders, decisions and other legal requirements of any governmental authority applicable to the Guarantor, except for such violations or conflicts as have not had, or would not be reasonably expected to have, a material adverse effect on
(y) the financial condition of the Guarantor or (z) the Guarantor's ability to perform its obligations hereunder; or

        (d) require the approval of any governmental authority the absence of which would be reasonably expected to have a material adverse effect on (y) the financial condition of the Guarantor or (z) the Guarantor's ability to perform its obligations hereunder.

        4. Definitions. Any capitalized term in this Agreement that is not herein defined shall have the meaning given to such term in the Merger Agreement.

        5. Notices. All notices to be given pursuant to this Agreement to any party must be in writing and will be deemed to have been validly given:

        (a) if delivered by hand to an officer or agent of such party at its address given below;

        (b) if delivered by overnight commercial courier (such as Federal Express); or

        (c) if delivered by telecopier transmission, to such party at its address given below.

        The address of each party for the purposes of this Agreement is as follows:

        If to the Guarantor:

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               J.F. Lehman Equity Investors I, L.P.
               450 Park Avenue
               New York, NY 10022
               Attention:  Keith Oster
               Facsimile:  (212) 634-1155

        With a copy to (which shall constitute notice and is the address to be used for purpose of service of process):

               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, NY  10019-6064
               Attention:  Neale M. Albert, Esq.
               Facsimile:  (212) 757-3990

        If to the Seller:

               Special Devices, Incorporated
               16830 West Placerita Canyon Road
               Newhall, CA  91321
               Attention: The President
               Facsimile:  (805) 254-4721

        With a copy to (which shall constitute notice and is the address to be used for purpose of service of process):

               Gibson, Dunn & Crutcher LLP
               333 South Grand Avenue
               Los Angeles, CA  90071
               Attention:  Richard A. Strong, Esq.
               Facsimile:  (213) 229-7520

Each party shall by notice to the other change its address for notice whenever its existing address or facsimile number for notice changes.

        6. Assignment. This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by Guarantor without the prior written consent of the Seller.

        7.     Integration; Amendment; Waiver.

        (a) This Guaranty represents the agreement of the Guarantor and the Seller with respect to the subject matter hereof and there are no promises or representations by the Guarantor or the Seller relative to the subject matter hereof not reflected herein.

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        (b)    None of the terms or provisions of this Guaranty may be waived, amended supplemented or otherwise modified except by a written instrument executed by the Guarantor and Seller, provided that any provision of this Guaranty may be waived by Seller in a letter or agreement executed by Seller or by telex or facsimile transmission from Seller.

        8. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original.

        9. Governing Law; Enforcement of Rights. This Agreement will be governed by the laws of the State of California (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

        l0.    Severability. If any one or more of the provisions of this
Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the Guarantor and the Seller will use their commercially reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect

        11. Third Party Beneficiaries. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder.



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        IN WITNESS WHEREOF, the parties hereto have caused this Performance
Guaranty Agreement to be duly executed as of the day and year first above written.


                                            J.F. LEHMAN EQUITY INVESTORS I, L.P.


                                            By: /s/ DONALD GLICKMAN
                                               ---------------------------------
                                               Name: Donald Glickman
                                               Title: Managing Member


                                            SPECIAL DEVICES, INCORPORATED


                                            By: /s/ THOMAS F. TREINEN
                                               ---------------------------------
                                               Name: Thomas F. Treinen
                                               Title: President and CEO